                                                                    Exhibit 99.1

Monday February 5, 8:45 am Eastern Time

Company Press Release
SOURCE: Data Critical Corporation

Data Critical Acquires Exclusive License for Patent to Wirelessly Transmit Data to Physicians

BOTHELL, Wash., Feb. 5 /PRNewswire/ -- Data Critical Corporation (Nasdaq: DCCA) a leader in wireless communication in health care, today announced that the company has secured an exclusive license for a patent pertaining to the wireless transmission of medical data waveforms, including ECG waveforms. Data Critical obtained rights to U.S. Patent 5,003,984, entitled: Apparatus for Alerting a Doctor by Radio to Provide an Alarm for a Patient, from Fukuda Denshi Co., Ltd.

"Acquiring the exclusive rights to this important patent further solidifies our position as the leader in wireless healthcare," said Jeff Brown, president and CEO of Data Critical. "The patent has broad application to a wide-range of wireless medical data products and supports our ability to provide increasingly innovative wireless services to physicians. Furthermore, it provides even broader coverage to our already unparalleled patent portfolio."

The patent was originally issued to Fukuda Denshi of Tokyo, Japan, on April 2, 1991. Terms of acquiring the license from Fukuda Denshi were not disclosed.

About Data Critical:

Data Critical Corporation develops and distributes wireless and Internet systems for communicating critical healthcare data. The company offers StatView(TM), AlarmView(TM) and FlexView(TM), a line of wireless alarm notification products for hospitals. It also provides MobileView(TM) and ECGStat(TM), a line of wireless products for physicians as well as WebChart(TM) and PocketChart(TM).

The company has twenty-five partnerships with such industry leaders as Aether Systems, Agilent Technologies, CRITIKON, General Electric, LabCorp, Medtronic, Siemens, Tyco and Welch Allyn. Additional information about Data Critical is available at www.datacritical.com.

This release may contain forward-looking statements that involve risks and uncertainties. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. Important factors, which could cause actual results to differ materially from those in the forward-looking statements, are detailed in filings with the Securities and Exchange Commission made from time to time by Data Critical Corporation, including its annual report on Form 10-K for fiscal year ended December 31, 1999. Data Critical Corporation undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Copies of Data Critical's public disclosure filings with the SEC are available from its investor relations department.